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                                                                    Exhibit 21.1

                             Subsidiaries of AerCo

AerCo Ireland Limited
AerCo Ireland II Limited
AerCoUSA Inc.
AerFi Belgium N.V.
Aircraft Lease Portfolio Securitization 94-1 Limited
ALPS 94-1 (Belgium) N.V.
Pergola Limited